UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 19, 2016

CONNECTONE BANCORP, INC.

(Exact name of Company as specified in its charter)

New Jersey	000-11486	52-1273725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No

301 Sylvan Avenue
Englewood Cliffs, New Jersey		07632
(Address of principal executive offices)		(Zip Code)

Company's telephone number, including area code  (201) 816-8900

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On May 19, 2016, ConnectOne Bancorp, Inc. (the “Company”) held its Annual Meeting of Shareholders (the “Annual Meeting”), for which the Board of Directors solicited proxies. At the Annual Meeting, the shareholders voted on the proposals set forth below, as described in the Company’s definitive proxy materials filed with the SEC on April 26, 2016.

On April 13, 2016, the record date for the Annual Meeting, there were a total of 30,160,530 shares of common stock outstanding and entitled to vote at the Annual Meeting. A total of 27,246,319 shares of common stock were represented in person or by proxy at the Annual Meeting. The proposals voted on and approved by the shareholders at the Annual Meeting, and the final voting results with respect to such proposals, were as follows:

Proposal 1: The election of eleven persons to serve as directors for one year terms. The following is a list of the directors elected at the Annual Meeting with the number of votes For and Withheld, as well as the number of Abstentions and Broker Non-Votes:

**	FOR	WITHHELD	BROKER NON-VOTES
FRANK SORRENTINO III	20,351,807	1,118,275	5,776,237
FRANK W. BAIER	21,170,474	299,608	5,776,237
ALEXANDER A. BOL	21,301,905	168,177	5,776,237
STEPHEN BOSWELL	21,131,405	338,677	5,776,237
FREDERICK FISH	21,231,985	238,097	5,776,237
FRANK HUTTLE III	18,512,069	2,958,013	5,776,237
MICHAEL KEMPNER	19,401,758	2,068,324	5,776,237
NICHOLAS MINOIA	20,111,584	1,358,498	5,776,237
JOSEPH PARISI JR.	21,251,673	218,409	5,776,237
HAROLD SCHECHTER	18,841,216	2,628,866	5,776,237
WILLIAM A. THOMPSON	21,035,766	434,316	5,776,237

Proposal 2: The vote upon a non-binding resolution approving the compensation of the Company’s executive officers.

For: 19,886,829 ; Against: 1,188,696; Abstentions: 394,557; Broker Non-Votes: 5,776,237.

Proposal 3: The ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2016 was approved. The number of votes For and Against with regard to this proposal, as well as the number of Abstentions was as follows:

For: 26,717,004; Against: 461,484; Abstentions: 67,831.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTONE BANCORP, INC.
(Registrant)
Dated: May 19, 2016	By: /s/William S. Burns
WILLIAM S. BURNS
Executive Vice President and
Chief Financial Officer